Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509 Frank S. Pellegrino Sr. Vice President, Finance and Treasurer 847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 29, 2020

Second Quarter Diluted EPS Increased by 55% to a Second Quarter Record $1.52 per Share

Quarterly Overview:	Year to Date Overview:

— Net sales decreased by 2.7%	— Net sales increased by 1.5%
— Sales volume increased by 4.8%	— Sales volume increased by 6.8%
— Gross profit increased by 16.5%	— Gross profit increased by 21.6%
— Net income increased by 55.0%	— Net income increased by 70.0%

Elgin, IL, January 29, 2020 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2020 second quarter. Net income for the second quarter of fiscal 2020 was $17.5 million, or $1.52 per share diluted, compared to net income of $11.3 million, or $0.98 per share diluted, for the second quarter of fiscal 2019. Net income for the first two quarters of fiscal 2020 was $30.4 million, or $2.64 per share diluted, compared to net income of $17.9 million, or $1.56 per share diluted, for the first two quarters of fiscal 2019.

Net sales for the second quarter of fiscal 2020 were $246.4 million compared to net sales of $253.3 million for the second quarter of fiscal 2019. The decline in net sales was primarily attributable to lower selling prices. The reduction in selling prices resulted primarily from a shift in sales volume from higher priced pecans and walnuts to lower priced trail and snack mixes, peanuts and cashews. Lower selling prices for pecans and cashews, which resulted from lower commodity acquisition costs for these nut types, also contributed to the overall reduction in selling prices. The decline in net sales from lower selling prices was largely offset by a 4.8% increase in sales volume, which is defined as pounds sold to customers. Sales volume increased by 4.2% in the consumer distribution channel, mainly due to increased sales of snack nuts and trail and snack mixes from distribution gains with new and existing private brand customers. Increased sales for our Orchard Valley Harvest and Southern Style Nut brands also contributed to the sales volume increase in the consumer distribution channel. Sales volume increased in the commercial ingredients distribution channel by 14.5% due to distribution gains with new food service customers and increased sales of peanut crushing stock to peanut oil processors. Sales volume declined in the contract packaging distribution channel by 2.5%, primarily from a reduction in promotional and merchandising activity by some customers in this channel.

Sales volume for our branded products in the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	(29.8)%
Orchard Valley Harvest	6.5%
Fisher snack nuts	(6.4)%
Southern Style Nuts	42.9%

The decrease in sales volume for Fisher recipe nuts primarily resulted from lost holiday display distribution at a major customer in favor of their private brand recipe nuts. The increase in sales volume for Orchard Valley Harvest was primarily driven by distribution gains at new and existing customers and the introduction of new products. The decrease in sales volume for Fisher snack nuts resulted mainly from reduced promotional activity for inshell peanuts. The sales volume increase for Southern Style Nuts came from increased promotional activity.

For the first two quarters of fiscal 2020, net sales increased to $464.3 million from $457.6 million for the first two quarters of fiscal 2019. The increase in net sales was attributable to a 6.8% increase in sales volume. The increase in net sales from the sales volume increase was largely offset by lower selling prices, which resulted primarily from those factors that led to lower selling prices in the quarterly comparison. Sales volume increased by 10.0% in the consumer distribution channel primarily from increased sales of snack nuts and trail and snack mixes from distribution gains with new and existing private brand customers. Increased sales for our Orchard Valley Harvest and Southern Style Nut brands also contributed to the sales volume increase in the consumer distribution channel. Sales volume increased by 6.3% in the commercial ingredients distribution channel for the same reasons cited in the quarterly comparison. Sales volume declined in the contract packaging distribution channel by 7.9% primarily from a reduction in unit ounce weights implemented by a major customer for its entire product line and a reduction in promotional and merchandising activity by some customers in this channel that occurred in the current second quarter.

Gross profit increased by $7.1 million, or 16.5%, for the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019. Gross profit margin, as a percentage of net sales, increased to 20.3% for the second quarter of fiscal 2020 from 16.9% for the second quarter of fiscal 2019. The increases in gross profit and gross profit margin were mainly due to increased sales volume, manufacturing efficiencies, reduced manufacturing spending and lower acquisition costs for pecans and cashews.

In the year to date comparison, gross profit increased by $16.4 million, or 21.6%, and gross profit margin increased to 19.9% for the first two quarters of fiscal 2020 from 16.6% for the first two quarters of fiscal 2019. The increases in gross profit and gross profit margin in the year to date comparison were primarily attributable to those factors cited in the quarterly comparison.

Total operating expenses in the quarterly comparison, as a percentage of net sales, was unchanged at 10.4% compared to total operating expenses as a percentage of net sales for the second quarter of fiscal 2019. Total operating expenses decreased by $0.7 million in the quarterly comparison due to decreases in advertising and freight expenses, which were partially offset by increases in incentive compensation and commission expenses.

Total operating expenses for the first two quarters of fiscal 2020 decreased to 10.5% of net sales from 10.7% of net sales for the first two quarters of fiscal 2019. Total operating expenses decreased by $0.4 million in the year to date comparison. The decrease in total operating expenses was primarily attributable to the factors cited in the quarterly comparison.

Interest expense for the second quarter of fiscal 2020 was $0.4 million compared to $0.8 million for the second quarter of fiscal 2019. Interest expense for the first two quarters of fiscal 2020 was $1.0 million compared to $1.7 million for the first two quarters of fiscal 2019. The decreases in interest expense in both comparisons were attributable primarily to lower average debt levels.

The total value of inventories on hand at the end of the second quarter of fiscal 2020 increased $0.6 million or 0.4% compared to the total value of inventories on hand at the end of the second quarter of fiscal 2019. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2020 increased by 7.1% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2019. The increase in the weighted average cost per pound of raw nut and dried fruit input stocks was mainly due to higher acquisition costs for walnuts, which was offset in part by lower acquisition costs for pecans, cashews and peanuts.

“The second quarter of fiscal 2020 marks the fourth consecutive quarter in which we reported record net income and earnings per share. We also paid a second special dividend in fiscal 2020 during the second quarter of $2.00 per share,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “As has been the case in recent quarters, we saw strong sales volume growth in our consumer distribution channel from increased sales of private brand snack nuts and snack and trail mixes. We also had significant sales volume growth in the food service sector of our commercial ingredients channel as new relationships with group buying organizations enabled us to expand our product lines into alternative channels,” stated Mr. Sanfilippo. “In respect to pound volume growth at retail, our brands had mixed results according to IRi market data in the quarterly comparison. Fisher recipe nut pound volume declined by 32%, while pound volume for the total recipe nut category was unchanged. The decline in Fisher recipe nut pound volume at retail was also primarily attributable to lost distribution in the holiday display section at a major customer. Orchard Valley Harvest pound volume decreased by 22% mainly from lost distribution at one customer, which was offset in part by gains from new product introductions. The pound volume for the total produce category decreased by 9%. Fisher snack nut pound volume increased by 8%, while pound volume for the total snack nut category was unchanged. The increase in pound volume for Fisher snack nuts was attributable to distribution gains for our Oven Roasted Never Fried product line. Southern Style Nuts pound volume increased by 56% due to distribution gains, while pound volume for the total trail and snack mix category increased by 6%,” Mr. Sanfilippo stated. “Finally, I would like to thank our operations team for generating meaningful savings from the various efficiency initiatives they completed during the current second quarter, which helped drive our increase in gross profit” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 30, 2020, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 1588359. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures, including competition in the recipe nut category; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Net sales	$246,423	$253,317	$464,269	$457, 605
Cost of sales	196,443	210,434	372,041	381,768

Gross profit	49,980	42,883	92,228	75,837

Operating expenses:
Selling expenses	16,103	18,189	30,215	32,260
Administrative expenses	9,411	8,054	18,485	16,885

Total operating expenses	25,514	26,243	48,700	49,145

Income from operations	24,466	16,640	43,528	26,692

Other expense:
Interest expense	435	798	956	1,677
Rental and miscellaneous expense, net	274	278	678	567
Other expense	567	486	1,133	973

Total other expense, net	1,276	1,562	2,767	3,217

Income before income taxes	23,190	15,078	40,761	23,475
Income tax expense	5,729	3,814	10,374	5,605

Net income	$17,461	$11,264	$30,387	$17,870

Basic earnings per common share	$1.52	$0.99	$2.65	$1.57

Diluted earnings per common share	$1.52	$0.98	$2.64	$1.56

Cash dividends declared per share	$2.00	$—	$5.00	$2.55

Weighted average shares outstanding
— Basic	11,458,524	11,425,566	11,451,542	11,415,787

— Diluted	11,525,387	11,479,431	11,532,182	11,485,681

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 26, 2019	June 27, 2019	December 27, 2018
ASSETS
CURRENT ASSETS:
Cash	$1,393	$1,591	$2,583
Accounts receivable, net	52,653	60,971	62,580
Inventories	172,340	157,024	171,708
Prepaid expenses and other current assets	5,992	5,754	6,943

	232,378	225,340	243,814

PROPERTIES, NET:	124,830	126,183	128,661

OTHER LONG-TERM ASSETS:
Intangibles, net	22,932	24,276	25,620
Deferred income taxes	5,616	5,723	4,591
Operating lease right-of-use assets	4,823	—	—
Other	9,124	9,782	8,743

	42,495	39,781	38,954

TOTAL ASSETS	$399,703	$391,304	$411,429

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$13,495	$—	$24,541
Current maturities of long-term debt	7,110	7,338	7,254
Accounts payable	70,979	42,552	69,732
Book overdraft	1,349	901	3,887
Accrued expenses	24,803	33,115	20,101

	117,736	83,906	125,515

LONG-TERM LIABILITIES:
Long-term debt	16,597	20,381	23,707
Retirement plan	25,212	24,737	21,713
Long-term operating lease liabilities	3,456	—	—
Other	7,786	7,725	7,121

	53,051	52,843	52,541

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	122,984	122,257	121,133
Retained earnings	111,807	137,712	116,116
Accumulated other comprehensive loss	(4,786)	(4,325)	(2,787)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	228,916	254,555	233,373

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$399,703	$391,304	$411,429